Exhibit No. 6
Form 10KSB
SPM Group, Inc.

                       ARTICLES OF AMENDMENT
                              to the
                     ARTICLES OF INCORPORATION
                      of   S P M GROUP, INC.

      Pursuant to the provisions of the Colorado Corporation Code, the undersigned corporation adopts the following Articles of Amendments to its Articles of Incorporation:

     FIRST:    The name of the corporation is S P M Group, Inc.

       SECOND: The following amendment to the Articles of Incorporation was adopted on 27 July 1988 as prescribed by the Colorado Corporation Code, by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

      Paragraph 1 of Article IV shall be deleted and the following inserted in place thereof:

     4.1.   The   aggregate  number       of  shares   which   the
     corporation has authority to issue is one hundred million (100,000,000) common shares no par value.

      A new Article XVI shall be added to the articles of incorporation of this Corporation as follows:

     ARTICLE XVI LIMITATION OF LIABILITY

          The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under Colorado law.

       THIRD:     There  is  no  exchange,  reclassification,   or
cancellation of issued shares provided for in the amendment.

      FOURTH:   There is no change in the amount of stated capital
by such amendment.

                                   S P M GROUP, INC.

                                   /s/ Mark S. Ledom, President

                              and  /s/   Robert  Wiegand   II,
Secretary

                               E-14
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